Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES RESULTS AS OF MARCH 31, 2019

LITTLE ELM, TEXAS, May 15, 2019 — Retractable Technologies, Inc. (NYSE American: RVP) reports the following results of operations for the three months ended March 31, 2019 as compared to results for the same period in the prior year.

Domestic sales accounted for 77.4% and 86.0% of our revenues for the three months ended March 31, 2019 and 2018, respectively.  Domestic revenues decreased 6.9% principally due to lower volumes and lower average selling prices.  Domestic unit sales decreased 0.9%.  Domestic unit sales were 69.1% of total unit sales for the three months ended March 31, 2019.  International unit sales and revenues increased 45.3% and 66.6%, respectively, due to higher volumes and higher average selling prices.  Our international orders may be subject to significant fluctuation over time.  Overall unit sales increased 9.9%.

Gross profit decreased 12.9% primarily due to higher cost of manufactured product.

The average cost of manufactured products sold per unit increased by 4.0% due to an increase in international units sold as a percentage of total units.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 5.3% due to increased gross sales.

Operating expenses decreased 11.7% or $351 thousand.  The decrease was primarily due to a reduction in payroll costs as a result of a workforce reduction in the fourth quarter of 2018.

Our operating loss was $175 thousand compared to an operating loss of $157 thousand for the same period last year.  The increase was due primarily to the higher cost of manufactured products.

Cash comprises 11.9% of total assets.  Working capital was $15.2 million at March 31, 2019, essentially unchanged from December 31, 2018.

Cash used by operations was $716 thousand for the three months ended March 31, 2019 due primarily to a decrease in accounts payable and other accrued liabilities, partially offset by a decrease in accounts receivable.

Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-Q filed on May 15, 2019 with the U.S. Securities and Exchange Commission.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate.

However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: potential tariffs, Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer